UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

AVINGER, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

400 CHESAPEAKE DRIVE

REDWOOD CITY, CALIFORNIA 94063

This proxy statement supplement (this “Supplement”), dated September 13, 2022, supplements and amends the proxy statement filed with the Securities and Exchange Commission on August 30, 2022 (the “Proxy Statement”) relating to the proxies being solicited by the Board of Directors (the “Board”) of Avinger, Inc., a Delaware corporation (the “Company” and “we,” “us” or “our”), in connection with our 2022 Annual Meeting of Shareholders to be held on October 14, 2022. This Supplement should be read together with the Proxy Statement. Other than as set forth below, no changes have been made to the Proxy Statement.

Engagement of Proxy Solicitor

Subsequent to filing the Proxy Statement, we engaged Kingsdale Advisors, an independent proxy solicitation firm, to assist in soliciting proxies on our behalf. We have agreed to pay to Kingsdale Advisors approximately $13,600, including costs and expenses, for these and related services. In addition, we agreed to pay additional fees for each call or telephonic vote received by Kingsdale Advisors with respect to this engagement.

If you have any questions concerning the annual meeting or the Proxy Statement, or need help voting your shares of common stock, please contact Kingsdale Advisors:

Kingsdale Advisors
Strategic Shareholder Advisor and Proxy Solicitation Agent

745 Fifth Avenue, 5th Floor, New York, NY 10151

North American Toll Free Phone:

1-855-476-7986

Email: contactus@kingsdaleadvisors.com

Call Collect Outside North America: 416-867-2272

Expenses and Manner of Solicitation

As noted in the Proxy Statement, we will bear the expense of soliciting proxies by the Board. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf.  In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Our directors and employees will not be paid any additional compensation for soliciting proxies.

Important Information

We have filed the definitive Proxy Statement with the Securities and Exchange Commission (the “SEC”) and have furnished the Proxy Statement to our stockholders in connection with the solicitation of proxies for our 2022 Annual Meeting of Stockholders. We advise our stockholders to read the Proxy Statement relating to the 2022 Annual Meeting, as amended and supplemented by this Supplement, because it contains important information.